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                                                                    EXHIBIT 12.2

                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (THOUSANDS OF DOLLARS)

                                                               Year Ended September 30,
                                                 ----------------------------------------------------
                                                   2003       2002       2001       2000       1999
                                                 --------   --------   --------   --------   --------
EARNINGS:
Earnings before income taxes                     $100,599   $ 73,665   $ 79,568   $ 82,882   $ 63,139
Interest expense                                   17,412     16,365     18,724     18,135     17,317
Amortization of debt discount and expense             244        287        264        218        215
Estimated interest component of rental expense      1,434      1,563      1,541      1,318      1,539
                                                 --------   --------   --------   --------   --------
                                                 $119,689   $ 91,880   $100,097   $102,553   $ 82,210
                                                 ========   ========   ========   ========   ========

COMBINED FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS:

Interest expense                                 $ 17,412   $ 16,365   $ 18,724   $ 18,135   $ 17,317
Amortization of debt discount and expense             244        287        264        218        215
Allowance for funds used during
    construction (capitalized interest)                 7         19         12         17         36
Estimated interest component of rental expense      1,434      1,563      1,541      1,318      1,539
Preferred stock dividend requirements               1,163      1,550      1,550      1,550      2,160
Adjustment required to state preferred stock
    dividend requirements on a pretax basis           753      1,012        995        968      1,304
                                                 --------   --------   --------   --------   --------
                                                 $ 21,013   $ 20,796   $ 23,086   $ 22,206   $ 22,571
                                                 ========   ========   ========   ========   ========
Ratio of earnings to combined fixed charges
    and preferred stock dividends                    5.70       4.42       4.34       4.62       3.64
                                                 ========   ========   ========   ========   ========